Exhibit 99.1

INTERNATIONAL SEAWAYS REPORTS

FIRST QUARTER 2023 RESULTS

New York, NY – May 5, 2023– International Seaways, Inc. (NYSE: INSW) (the “Company” or “INSW”), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products, today reported results for the first quarter 2023.

HIGHLIGHTS & RECENT DEVELOPMENTS

•	Net income for the first quarter was approximately $173 million, or $3.47 per diluted share, compared to a net loss of approximately $13 million, or $0.26 per diluted share, in the first quarter of 2022. Cumulative net income over the last three quarters is over $500 million.

•	Adjusted EBITDA(A) for the first quarter was approximately $209 million.

•	Total liquidity was approximately $519 million as of March 31, 2023, including cash and short-term investments(B) of $261 million and $257 million of undrawn revolver capacity.

•	Fleet Optimization Program:

•	Took delivery of two of three newbuild, dual-fuel (LNG) VLCCs in March and April 2023. The remaining vessel is expected to deliver in the second quarter of 2023. Each vessel is employed on a long-term time charter with an oil major and is financed under a sale and leaseback arrangement with a fixed interest rate of approximately 425 bps.

•	Purchased two, 2009-built Aframaxes pursuant to options under sale leaseback arrangement at a discount of over 45% to current market prices. One vessel delivered in March 2023; the other in April 2023.

•	Sold a 2008-built MR in the first quarter for net proceeds after debt repayment of approximately $10 million.

•	Increased contracted revenues by over $75 million to $337 million with four new time charter agreements.

•	Balance Sheet Enhancements:

•	Amended senior secured credit facility (the $750 Million Credit Facility) which resulted in the:

•	$97 million prepayment of the principal outstanding on the term loan, reducing mandatory repayments by approximately $12 million per year.

•	$40 million increase in the revolving credit facility (“RCF”), which remains fully undrawn at nearly $260 million

•	Release of 22 vessels from the collateral package. Unencumbered vessels now represent over 35% of the total fleet.

•	Repayment of approximately $75 million within the debt portfolio is expected during the second quarter of 2023.

•	Returns to Shareholders:

•	Paid a cumulative $2.00 per share in regular and supplemental dividends in March 2023.

•	Declared a combined dividend of $1.62 per share composed of a supplemental dividend of $1.50 per share in addition to regular quarterly cash dividend of $0.12 per share to be paid in June 2023.

“After another strong quarter of earnings, Seaways continues to build upon our track record of returning significant cash to shareholders with a combined dividend of $1.62 per share,” said Lois K. Zabrocky, International Seaways’ President and CEO. “Our balanced capital allocation strategy has positioned our diverse fleet of crude and product tankers to capitalize on the strong rate environment as reflected in our first quarter results and second quarter fixtures to-date. We remain focused on executing our capital allocation strategy to create value for shareholders over the long term.”

Ms. Zabrocky added, “Seaways has successfully invested at low points in the cycle, including when we partnered with an oil major in 2021 to build three dual-fuel LNG VLCCs at prices over 35% below current values. We are pleased to have taken delivery of the first two vessels and expect the remaining vessel to join the fleet later this quarter. At a time when we expect positive fundamentals to continue to drive strong tanker earnings, we are poised to benefit from their attractive charter rates, with added upside due to profit sharing above the base rate. While we are monitoring the impacts of recessionary pressures on oil demand in the near term, we are confident that higher tanker utilization from the shifting global energy trade, combined with the lowest orderbook in more than 30 years, will underpin a robust market during 2023.”

Jeff Pribor, the Company’s CFO stated, “During the quarter, we pulled every possible lever in a capital allocation strategy: we invested in the fleet with the deliveries from our newbuilding program, purchase of two Aframaxes and sale of an MR; we de-levered with the amendment to our credit facility that prepaid $97 million of the term loan which saves more than $600 per day through reduced amortization and interest; and we paid a combined dividend of $2.00 per share. After executing our capital allocation strategy, we ended the quarter with ample liquidity of $519 million and a net loan-to-value ratio of 21%. Together with our operating leverage and strong financial position, Seaways is ideally positioned to continue building our track record as good stewards of capital.”

FIRST QUARTER 2023 RESULTS

Net income for the first quarter of 2023 was $172.6 million, or $3.47 per diluted share, compared to a net loss of $13.0 million, or $0.26 per diluted share, for the first quarter of 2022. Net income for the quarter reflects the impact of the disposal of an older vessel, debt modification fees and the write-off of deferred finance costs aggregating $10.2 million. Net income excluding these items was $162.5 million, or $3.27 per diluted share. The increase in the first quarter of 2023 was primarily driven by a $185.3 million increase in TCE revenues(C) as a result of higher demand for tankers due to regional imbalances of oil and refined oil products and the effects of sanctions on Russian oil that disrupted trading patterns leading to longer voyages and higher tanker utilization.

Shipping revenues for the first quarter were $287.1 million, compared to $101.5 million for the first quarter of 2022. Consolidated TCE revenues for the first quarter were $283.3 million, compared to $98.0 million for the first quarter of 2022.

Adjusted EBITDA for the first quarter was $209.0 million, compared to $26.0 million for the first quarter of 2022.

Crude Tankers

Shipping revenues for the Crude Tankers segment were $132.4 million for the first quarter of 2023, compared to $39.6 million for the first quarter of 2022. TCE revenues were $129.3 million for the first quarter, compared to $36.5 million for the first quarter of 2022. This increase was primarily attributable to an increase in spot rates as the average spot earnings of the VLCC, Suezmax and Aframax sectors were approximately $46,400, $58,200 and $50,800 per day, respectively, compared with approximately $12,300, $13,600 and $13,200 per day, respectively, during the first quarter of 2022.

Product Carriers

Shipping revenues for the Product Carriers segment were $154.7 million for the first quarter, compared to $61.9 million for the first quarter of 2022. TCE revenues were $154.0 million for the first quarter, compared to $61.5 million for the first quarter of 2022. This significant increase is attributable to substantially higher spot rates with average spot earnings for the LR1 and MR sectors of approximately $70,800 and $31,500 per day, respectively, in the first quarter of 2023 compared with approximately $20,300 and $14,000 per day, respectively, in the first quarter of 2022.

FLEET OPTIMIZATION PROGRAM

The first of three dual-fuel VLCCs in the Company’s newbuilding program was delivered in March 2023. A second vessel was delivered in April 2023 and the final vessel is scheduled for delivery later in the second quarter. The vessels were ordered for an aggregate contract price of $288 million and have approximately $115 million in remaining payments as of March 31, 2023, which are fully financed under sale leaseback arrangements. Upon delivery, the vessels will commence long term time charters with an oil major for the next seven years.

In December 2022, the Company exercised its purchase options on two 2009-built Aframax vessels under sale leaseback arrangement, which were accounted for as operating leases prior to declaration of the options. The aggregate purchase price, net of prepaid charter hire of both vessels was approximately $41 million, representing a discount of approximately 45% to the current market value of these vessels. One vessel was delivered in March 2023 while the other was delivered in April 2023.

In the first quarter of 2023, the Company sold a 2008-built MR, which generated approximately $10 million in net proceeds after debt repayment.

During the quarter, the Company entered into four additional time charter agreements on three 2008-built MRs and one 2012-built Suezmax for two to three years. The new charters increased contracted revenues by approximately $75 million to $337 million, excluding any applicable profit share from April 1, 2023 through charter expiry.

DELEVERAGING INITIATIVES

In March 2023, the Company amended the $750 Million Credit Facility, which included a prepayment of $97 million on the term loan, an increase in the capacity of the revolving credit facility by $40 million and a release of 22 vessels from the collateral package.

RETURNING CASH TO SHAREHOLDERS

In March 2023, the Company paid a combined dividend of $2.00 per share of common stock, composed of a regular quarterly dividend of $0.12 per share of common stock and a supplemental dividend of $1.88 per share.

The Company’s share repurchase program has approximately $40 million remaining and expires at the end of 2023.

The Company’s Board of Directors declared a regular quarterly dividend of $0.12 per share of common stock and a supplemental dividend of $1.50 per share of common stock on May 4, 2023. Both dividends will be paid on June 28, 2023, to shareholders with a record date at the close of business on June 14, 2023.

CONFERENCE CALL

The Company will host a conference call to discuss its first quarter 2023 results at 9:00 a.m. Eastern Time (“ET”) on Friday, May 5, 2023. To access the call, participants should dial (833) 470-1428 for domestic callers and (929) 526-1599 for international callers and entering 455645. Please dial in ten minutes prior to the start of the call. A live webcast of the conference call will be available from the Investor Relations section of the Company’s website at https://www.intlseas.com.

An audio replay of the conference call will be available until May 12, 2023, by dialing (866) 813-9403 for domestic callers and +44 204 525 0658 for international callers, and entering Access Code 829218.

ABOUT INTERNATIONAL SEAWAYS, INC.

International Seaways, Inc. (NYSE: INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of 76 vessels, including 13 VLCCs (including one newbuilding), 13 Suezmaxes, five Aframaxes/LR2s, eight LR1s and 37 MR tankers. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at https://www.intlseas.com.

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the U.S. Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate plans to issue dividends, the Company’s prospects, including statements regarding vessel acquisitions, expected synergies, trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for 2022 for the Company, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

Tom Trovato, International Seaways, Inc.

(212) 578-1602

ttrovato@intlseas.com

Category: Earnings

Consolidated Statements of Operations

($ in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2023	2022
	(Unaudited)	(Unaudited)
Shipping Revenues:
Pool revenues	$259,578	$83,762
Time and bareboat charter revenues	13,150	6,175
Voyage charter revenues	14,402	11,545
Total Shipping Revenues	287,130	101,482

Operating Expenses:
Voyage expenses	3,810	3,507
Vessel expenses	58,769	60,317
Charter hire expenses	8,800	7,309
Depreciation and amortization	29,548	27,000
General and administrative	11,246	10,166
Third-party debt modification fees	407	187
Gain on disposal of vessels and other assets, net of impairments	(10,748)	(1,376)
Total operating expenses	101,832	107,110
Income/(loss) from vessel operations	185,298	(5,628)
Equity in results of affiliated companies	-	5,597
Operating income/(loss)	185,298	(31)
Other income/(expense)	4,281	(226)
Income/(loss) before interest expense and income taxes	189,579	(257)
Interest expense	(16,947)	(12,740)
Income/(loss) before income taxes	172,632	(12,997)
Income tax benefit/(provision)	1	(4)
Net income/(loss)	$172,633	$(13,001)

Weighted Average Number of Common Shares Outstanding:
Basic	49,138,613	49,571,337
Diluted	49,646,331	49,571,337

Per Share Amounts:
Basic net income/(loss) per share	$3.51	$(0.26)
Diluted net income/(loss) per share	$3.47	$(0.26)

Consolidated Balance Sheets

($ in thousands)

	March 31,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$156,220	$243,744
Short-term investments	105,000	80,000
Restricted cash	18,329	-
Voyage receivables	248,029	289,775
Other receivables	11,559	12,583
Inventories	698	531
Prepaid expenses and other current assets	16,491	8,995
Current portion of derivative asset	6,274	6,987
Total Current Assets	562,600	642,615

Vessels and other property, less accumulated depreciation	1,775,653	1,680,010
Vessels construction in progress	85,662	123,940
Deferred drydock expenditures, net	72,874	65,611
Operating lease right-of-use assets	7,085	8,471
Finance lease right-of-use assets	22,001	44,391
Pool working capital deposits	34,076	35,593
Long-term derivative asset	2,138	4,662
Other assets	9,441	10,041
Total Assets	$2,571,530	$2,615,334

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$53,197	$51,069
Current portion of operating lease liabilities	430	1,596
Current portion of finance lease liabilities	18,326	41,870
Current installments of long-term debt	155,525	162,854
Total Current Liabilities	227,478	257,389
Long-term operating lease liabilities	7,738	7,740
Long-term debt	777,154	860,578
Other liabilities	1,877	1,875
Total Liabilities	1,014,247	1,127,582

Equity:
Total Equity	1,557,283	1,487,752
Total Liabilities and Equity	$2,571,530	$2,615,334

Consolidated Statements of Cash Flows

($ in thousands)

	Three Months Ended March 31,
	2023	2022
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net income/(loss)	$172,633	$(13,001)
Items included in net income/(loss) not affecting cash flows:
Depreciation and amortization	29,548	27,000
Loss on write-down of vessels and other assets	—	1,697
Amortization of debt discount and other deferred financing costs	1,556	855
Amortization of time charter hire contracts acquired	—	340
Deferred financing costs write-off	166	133
Stock compensation	1,900	1,108
Earnings in results of affiliated companies	20	(5,597)
Other – net	(823)	580
Items included in net income/(loss) related to investing and financing activities:
Gain on disposal of vessels and other assets, net	(10,748)	(3,073)
Cash distributions from affiliated companies	—	2,250
Payments for drydocking	(12,978)	(17,570)
Insurance claims proceeds related to vessel operations	950	954
Changes in operating assets and liabilities	38,598	(15,457)
Net cash provided by/(used in) operating activities	220,822	(19,781)
Cash Flows from Investing Activities:
Expenditures for vessels, vessel improvements and vessels under construction	(66,722)	(37,989)
Proceeds from disposal of vessels and other property, net	20,021	24,257
Expenditures for other property	(524)	(390)
Investments in short-term time deposits	(90,000)	—
Proceeds from maturities of short-term time deposits	65,000	—
Pool working capital deposits	—	(527)
Net cash used in investing activities	(72,225)	(14,649)
Cash Flows from Financing Activities:
Repayments of debt	(137,449)	(46,265)
Proceeds from sale and leaseback financing, net of issuance and deferred financing costs	55,722	20,401
Payments on sale and leaseback financing and finance lease	(34,619)	(9,085)
Payments of deferred financing costs	(514)	—
Borrowings on revolving credit facilities	—	50,000
Cash dividends paid	(98,313)	(2,980)
Cash paid to tax authority upon vesting or exercise of stock-based compensation	(2,619)	(970)
Net cash (used in)/provided by financing activities	(217,792)	11,101
Net decrease in cash, cash equivalents and restricted cash	(69,195)	(23,329)
Cash, cash equivalents and restricted cash at beginning of year	243,744	98,933
Cash, cash equivalents and restricted cash at end of period	$174,549	$75,604

Spot and Fixed TCE Rates Achieved and Revenue Days

The following tables provides a breakdown of TCE rates achieved for spot and fixed charters and the related revenue days for the three months ended March 31, 2023 and the comparable period of 2022. Revenue days in the quarter ended March 31, 2023 totaled 6,416 compared with 6,645 in the prior year quarter. A summary fleet list by vessel class can be found later in this press release. The information in these tables excludes commercial pool fees/commissions averaging approximately $955 and $661 per day for the three months ended March 31, 2023 and 2022, respectively.

	Three Months Ended March 31, 2023			Three Months Ended March 31, 2022
	Spot	Fixed	Total	Spot	Fixed	Total
Crude Tankers
VLCC
Average TCE Rate	$46,371	$48,118		$12,269	$45,179
Number of Revenue Days	780	112	892	801	35	836
Suezmax
Average TCE Rate	$58,191	$31,402		$13,610	$26,618
Number of Revenue Days	996	131	1,127	1,060	90	1,150
Aframax
Average TCE Rate	$50,756	$-		$13,216	$-
Number of Revenue Days	330	-	330	307	-	307
Panamax
Average TCE Rate	$-	$-		$20,551	$-
Number of Revenue Days	-	-	-	70	-	70
Total Crude Tankers Revenue Days	2,106	243	2,349	2,238	125	2,363
Product Carriers
Aframax (LR2)
Average TCE Rate	$-	$19,108		$-	$17,145
Number of Revenue Days	-	90	90	-	90	90
Panamax (LR1)
Average TCE Rate	$70,838	$-		$20,300	$-
Number of Revenue Days	800	-	800	678	-	678
MR
Average TCE Rate	$31,468	$18,434		$14,030	$15,119
Number of Revenue Days	3,087	90	3,177	3,115	56	3,171
Handy
Average TCE Rate	$-	$-		$12,251	$-
Number of Revenue Days	-	-	-	343	-	343
Total Product Carriers Revenue Days	3,887	180	4,067	4,136	146	4,282
Total Revenue Days	5,993	423	6,416	6,374	271	6,645

During the 2023 and 2022 periods, each of the Company’s LR1s participated in the Panamax International Pool and transported crude oil cargoes exclusively.

Fleet Information

As of March 31, 2023, INSW’s fleet totaled 76 vessels, including two newbuilds and 74 operating vessels, of which 58 were owned and 16 were chartered in.

			Total at March 31, 2023
Vessel Fleet and Type	Vessels Owned	Vessels Chartered-in1	Total Vessels	Total Dwt
Operating Fleet
VLCC	4	7	11	3,311,536
Suezmax	13	-	13	2,061,754
Aframax	2	2	4	452,375
Crude Tankers	19	9	28	5,825,665

LR2	-	1	1	112,691
LR1	6	2	8	595,134
MR	33	4	37	1,853,675
Product Carriers	39	7	46	2,561,500

Total Operating Fleet	58	16	74	8,387,165

Newbuild Fleet
VLCC	2	-	2	600,000

Total Newbuild Fleet	2	-	2	600,000

Total Operating and Newbuild Fleet	60	16	76	8,987,165

(1) Includes both bareboat charters and time charters, but excludes vessels chartered in where the duration of the charter was one year or less at inception.

Reconciliation to Non-GAAP Financial Information

The Company believes that, in addition to conventional measures prepared in accordance with GAAP, the following non-GAAP measures may provide certain investors with additional information that will better enable them to evaluate the Company’s performance. Accordingly, these non-GAAP measures are intended to provide supplemental information, and should not be considered in isolation or as a substitute for measures of performance prepared with GAAP.

(A) EBITDA and Adjusted EBITDA

EBITDA represents net income/(loss) before interest expense, income taxes, depreciation and amortization expense and noncontrolling interest. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be a substitute for, net income or cash flows from operations as determined in accordance with GAAP. Some of the limitations are: (i) EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and (iii) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating results and performance, neither of them is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net income/(loss) as reflected in the condensed consolidated statements of operations, to EBITDA and Adjusted EBITDA:

	Three Months Ended March 31,
($ in thousands)	2023	2022
Net income/(loss)	$172,633	$(13,001)
Income tax (benefit)/provision	(1)	4
Interest expense	16,947	12,740
Depreciation and amortization	29,548	27,000
EBITDA	219,127	26,743
Amortization of time charter contracts acquired	-	340
Third-party debt modification fees	407	187
Gain on disposal of vessels and other assets, net of impairments	(10,748)	(1,376)
Write-off of deferred financing costs	166	133
Adjusted EBITDA	$208,952	$26,027

(B) Cash

	March 31,	December 31,
($ in thousands)	2023	2022
Cash and cash equivalents	$156,220	$243,744
Short-term investments	105,000	80,000
Total Cash	$261,220	$323,744

(C) Time Charter Equivalent (TCE) Revenues

Consistent with general practice in the shipping industry, the Company uses TCE revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. Reconciliation of TCE revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended March 31,
($ in thousands)	2023	2022
Time charter equivalent revenues	$283,320	$97,975
Add: Voyage expenses	3,810	3,507
Shipping revenues	$287,130	$101,482